EXHIBIT 99.1
N e w s  R e l e a s e
QLT ANNOUNCES THIRD QUARTER 2008 VISUDYNE® SALES

For Immediate Release	October 20, 2008
VANCOUVER, CANADA — QLT Inc. (NASDAQ:QLTI; TSX:QLT) today reported that Novartis AG announced global sales of QLT’s Visudyne® (verteporfin) product of US$34.1 million for the third quarter ended September 30, 2008. This is a decrease of 30.1% over global sales reported in the third quarter of 2007. Sales in the U.S. were $9.1 million, down 2.9% from the prior-year third quarter while sales outside the U.S. were $24.9 million, down 36.6% from the same quarter of the prior year. The drop in Visudyne sales was primarily due to the approval and reimbursement in Europe of alternative therapeutics for age-related macular degeneration.
QLT will release its full financial results for the third quarter of 2008 on Tuesday, October 28, 2008, at 7:30 a.m. EST.
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is set out in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales by Novartis under its agreement with QLT.
Conference call information
QLT Inc. will hold an investor conference call to discuss third quarter 2008 results on Tuesday, October 28 at 8:30 a.m. EST (5:30 a.m. PST). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. EST. A replay of the call will be available via the Internet and also via telephone at 1‑800‑319‑6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the field of ophthalmology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”